[Exhibit 21 - Subsidiaries]

                         SUBSIDIARIES OF THE REGISTRANT


                                                             JURISDICTION OF
NAME OF SUBSIDIARY                                           INCORPORATION OR
                                                               ORGANIZATION
--------------------------------------------------------------------------------

Minghua Group International Holding (Hong Kong) Ltd.            Hong Kong

Minghua Acquisition Corp.                                        Delaware

Shenzhen Minghua Environmental Protection Vehicles Co.            China
Ltd.

Ming Hua Environmental Protection Science and Technology        Hong Kong
Ltd.

Good View Bus Manufacturing (Holding) Co. Ltd.                  Hong Kong

Eagle Bus Development Ltd.                                      Hong Kong

Guangzhou City View Bus Installation Co. Ltd.                     China










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